Exhibit 99.1

                                                                    News Release
[SPRINT LOGO]
                                                                   Sprint Nextel
                                                        2001 Edmund Halley Drive
                                                               Reston, Va. 20191

                                                                  Media Contact:
                                                      Leigh Horner, 703-433-3044
                                                         leigh.horner@sprint.com

                                                               Investor Contact:
                                                       Kurt Fawkes, 800-259-3755
                                                   investor.relations@sprint.com

                 SPRINT NEXTEL ANNOUNCES KEY LEADERSHIP CHANGES

RESTON, Va. - January 24, 2008 - Sprint Nextel (NYSE: S) today announced changes in its senior management team. Paul Saleh, Chief Financial Officer, Tim Kelly, Chief Marketing Officer, and Mark Angelino, president, Sales and Distribution will leave the company Friday, January 25.

"I want to thank each of these individual leaders for their dedication and contributions to Sprint Nextel," said Dan Hesse, president and CEO, Sprint Nextel. "I wish them all the best in their future endeavors."

William G. Arendt, currently senior vice president and controller of Sprint Nextel, will serve as acting Chief Financial Officer. John Garcia, currently senior vice president, Product Development and Management, will serve as acting Chief Marketing Officer. Paget Alves, currently Sprint Nextel's regional president for sales and distribution, will serve as acting president, Sales and Distribution. All will report directly to Hesse.

"Permanent leaders will be named in conjunction with a review of overall strategy and an effort to streamline operations," Hesse said. "I have no predetermined timeframe in filling these positions but plan to act as quickly as possible as I consider both internal and external candidates."

Additional Background on Arendt

Arendt, age 50, was appointed senior vice president and controller at the time of the Sprint Nextel merger in August 2005. At Nextel, he served in senior finance positions from 1997 through the time of the merger.

Additional Background on Garcia

Over the course of the last 13 years Garcia, age 53, has held senior leadership positions in product development, sales and marketing.

Additional Background on Alves

Prior to his role as Sprint Nextel's South Regional President, Alves, age 53, served in various sales and marketing leadership positions in the company, including enterprise sales, strategic markets and wholesale services.

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About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks serving approximately 54 million customers at the end of 2007; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.